Filed Pursuant to Rule 424(b)(5)
File Number 333-140584

Subject to Completion, Dated April 13, 2007

The information contained in this preliminary prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities has been declared effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

9,500,000 Shares

Common Stock

$               per share

We are offering 9,500,000 shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PARD.” On April 11, 2007, the last reported sale price of our common stock was $5.98 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Poniard Pharmaceuticals, Inc.	$	$

The underwriters may also purchase up to an additional 1,425,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2007.

Joint Book-Running Managers

CIBC World Markets	Lazard Capital Markets

Pacific Growth Equities, LLC	Leerink Swann & Company

The date of this prospectus supplement (to the prospectus dated March 21, 2007) is                 , 2007

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

Poniard Pharmaceuticals, Poniard, NeoRx and associated logos are registered trademarks or trademarks of Poniard Pharmaceuticals, Inc. This prospectus supplement and the accompanying prospectus also contain trademarks, tradenames and service marks of other companies, which are the property of their respective owners.

S-i

Prospectus Supplement Summary

This summary highlights selected information contained in other parts of this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our shares. You should read the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference herein and therein carefully.

Poniard Pharmaceuticals, Inc.

Overview

Poniard is a biopharmaceutical company focused on the discovery, development and commercialization of cancer therapy products. Our lead product candidate is picoplatin, a next generation platinum-based cancer therapy that is designed to treat cancers that are resistant to existing platinum-based cancer therapies, to prolong time to relapse, and to have an improved safety profile relative to existing platinum-based cancer therapies. We are targeting the greater than $2 billion worldwide market for approved platinum-based therapies as well as cancer indications where platinum-based drugs are not currently used. We are the exclusive licensee to the worldwide rights to develop and commercialize picoplatin and plan to initiate our first Phase III trial for picoplatin this quarter.

In November 2006, we announced positive interim median overall survival data from our Phase II clinical study of picoplatin in small cell lung cancer, or SCLC. In December 2006, the U.S. Food and Drug Administration, or FDA, approved our Special Protocol Assessment, or SPA, for our single pivotal Phase III SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin in SCLC. We are recruiting patients at several clinical sites and plan to begin dosing patients this quarter. We also are conducting separate Phase I/II studies of picoplatin as a first-line treatment in both metastatic colorectal cancer, or mCRC, and hormone-refractory prostate cancer, or HRPC. Both of these Phase I/II trials are currently enrolling patients. Additionally, we have submitted an Investigational New Drug application, or IND, to the FDA for our oral formulation of picoplatin and we began dosing patients with solid tumors in our Phase I clinical trial on April 10, 2007.

We expect to present the full data set from our SCLC Phase II trial and interim safety data from our mCRC and HRPC Phase I/II trials at the American Society of Clinical Oncology, or ASCO, meeting in June 2007. Our picoplatin development plans are summarized in the table below:

Product Candidate (Formulation)	Indication	Development Status	Key Upcoming Milestones
Picoplatin (IV)	Second-line Small Cell Lung Cancer	Entering Phase III	Full Phase II data 2Q2007 (ASCO) Begin Phase III dosing 2Q2007 Phase III data end of 2008
Picoplatin (IV)	First-line Metastatic Colorectal Cancer	Phase I/II	Phase I data 2Q2007 (ASCO) Initial Phase II data 4Q2007
Picoplatin (IV)	First-line Hormone Refractory Prostate Cancer	Phase I/II	Phase I data 2Q2007 (ASCO) Initial Phase II data 4Q2007
Picoplatin (oral)	Advanced Solid Tumors	Phase I	Phase I data 2H2007

Picoplatin

Platinum-based chemotherapeutics, such as cisplatin, carboplatin and oxaliplatin, are well established in clinical practice for the treatment of a broad range of solid tumors, including colorectal, ovarian and lung. These platinum-based drugs are administered primarily in combination with other agents, including recently approved targeted cancer agents such as Avastin. Oxaliplatin, which is currently approved for use in both mCRC as well as early stage colon cancer and is the only platinum on the market that does not face generic competition in the United States, generated over $2 billion of net sales worldwide in 2006. Due to the limitations of existing platinum-based drugs, which include relapse due to chemo-resistance and adverse side effects, we believe that new treatments are needed.

We believe, based on preclinical and clinical data, that picoplatin will effectively treat tumors resistant to existing platinum-based drugs and will be better tolerated by cancer patients. Clinical evidence of activity has been observed for picoplatin in lung, ovarian and prostate cancers. In addition, based on the evaluation of over 600 cancer patients, we believe that picoplatin treatment may result in less severe and less frequent side effects, particularly as it relates to nerve damage, or neuropathy, and kidney damage, or nephrotoxicity, than are observed with currently marketed platinum-based agents.

We believe that if picoplatin demonstrates an increased ability to overcome or delay platinum resistance, and a decreased incidence of adverse side effects, it has the potential to both replace currently marketed platinum-based treatments in existing regimens, such as those used for first-line mCRC, and to be used in settings where platinum-based drugs are not currently used, such as second-line SCLC and first-line HRPC.

Picoplatin Phase II Interim Results in Small Cell Lung Cancer

The interim analysis of our Phase II trial in second-line SCLC patients announced in November of 2006 showed median overall survival of 26.7 weeks in 72 evaluable patients, comprised of 42 platinum-refractory patients who never responded to first-line therapy, 25 platinum-resistant patients who relapsed within 90 days, and 5 platinum-sensitive patients who relapsed between 90 and 180 days. These data are consistent with Phase II median overall survival data seen in a trial conducted by AstraZeneca, a previous developer of picoplatin, in platinum-resistant and refractory (27.3 weeks) and platinum-sensitive (35.7 weeks) SCLC patients. The dosing regimen used in our Phase II trial was the same regimen used by AstraZeneca in its Phase II trial.

We believe these results are promising when compared to median survival of approximately 13 to 14 weeks for similar patients treated with best supportive care, as published in the Journal of Clinical Oncology in December 2006. Best supportive care includes all medical and surgical interventions and radiation therapy that SCLC patients should receive to manage the symptoms and treat the complications caused by SCLC, but excludes treatment with systemic therapies intended to kill cancer cells. We also believe the interim median overall survival data from our Phase II trial compares favorably to the 16 to 20 week median overall survival data reported in the 2006 National Comprehensive Cancer Network practice guidelines for patients treated with any second-line chemotherapy.

We plan to present the full data set from this Phase II trial, including overall survival, overall response rate, progression-free survival, and incidence of adverse events on an overall basis and by patient group, at the ASCO meeting in June 2007.

Picoplatin Phase III SPEAR Trial Design in Small Cell Lung Cancer

We are recruiting patients at several clinical sites and plan to begin dosing patients this quarter in our single pivotal Phase III SPEAR trial under our approved SPA. If successful, this trial will be the basis of a New Drug Application, or NDA, submission targeted for 2009.

The Phase III trial is an international, multi-center, open-label, controlled study in the second-line setting to compare the efficacy and safety of picoplatin plus best supportive care with best supportive care alone. The study is enrolling approximately 400 patients with SCLC whose disease is refractory, resistant or sensitive (progressing within 180 days) of completing first-line platinum-containing (cisplatin or carboplatin) chemotherapy. These patients are being randomized at a 2:1 ratio to receive picoplatin plus best supportive care or best supportive care alone. The primary endpoint of the study is improved overall survival as measured in time from randomization to death. Secondary endpoints include overall response rates, disease control and progression-free survival. We currently estimate that the study will take approximately 20 months to complete. We expect to report data by the end of 2008.

Additional Picoplatin Clinical Trials

Metastatic Colorectal Cancer

In May 2006, we treated our first patient in an approximately 175-patient Phase I/II study of picoplatin in the first-line treatment of patients with mCRC. This study is designed to evaluate the safety and efficacy of picoplatin substituted for oxalipatin in the FOLFOX regimen (combination of chemotherapy agents 5-fluorouracil, leucovorin and oxaliplatin) and is continuing to enroll patients. The Phase I component of the trial is designed to establish an appropriate dose of picoplatin for further testing in the Phase II efficacy component of the trial. Endpoints of the study include safety, objective tumor response rate (tumor shrinkage), time to tumor progression, progression-free survival and overall survival. We plan to report Phase I safety data this quarter at ASCO and Phase II data beginning in the fourth quarter of 2007.

We believe that the lower neurotoxicity of picoplatin compared to oxaliplatin could make picoplatin an attractive alternative in this patient population. For example, 82% of previously untreated advanced colorectal cancer patients who receive the FOLFOX regimen develop peripheral neuropathy, and approximately 19% of all patients develop severe peripheral neuropathy. Neuropathy causes an estimated 30% to 50% of patients to withdraw from oxaliplatin treatment. We believe that mCRC represents a significant potential market for picoplatin.

Hormone Refractory Prostate Cancer

We are conducting a Phase I/II study of picoplatin in the first-line treatment of patients with prostate cancer who are not responding to hormone treatments and have not previously been treated with chemotherapy. We treated our first patient in May 2006 and the trial is continuing to enroll patients. The Phase I component of the trial is designed to evaluate increasing doses of picoplatin in combination with the chemotherapy agent docetaxel (Taxotere®) to establish an appropriate dose of picoplatin for further testing in the Phase II efficacy component of the trial. Endpoints of the study include safety, reduction in prostate specific antigen, or PSA, objective tumor response rate (tumor shrinkage), time to tumor progression, progression-free survival and overall survival. We plan to report Phase I safety data in this quarter at ASCO and Phase II data beginning in the fourth quarter of 2007.

We believe this study will indicate whether picoplatin can be an effective first-line treatment when used in combination with a taxane, such as docetaxel, a common class of therapy used for a number of tumor types. We believe that picoplatin has the potential to replace existing platinums currently used in combination with taxanes in other diseases, including non-small cell lung, ovarian, bladder and breast cancers, further expanding the potential market for picoplatin.

Oral Picoplatin

In February 2007, we filed an IND for an oral formulation of picoplatin and we began dosing patients in our Phase I clinical trial in solid tumors in April 2007. We believe that oral picoplatin has significant potential for use in combination with other oral chemotherapies and targeted therapies in both first-line and refractory settings. In preclinical studies, picoplatin has been shown to have up to 40% oral bioavailability and a higher therapeutic index and efficacy against platinum-sensitive and -resistant tumor variants compared to currently marketed platinum-based therapeutics.

Patents and Proprietary Rights

We hold an exclusive worldwide license granted by Genzyme Corporation (successor to AnorMED, Inc.) for the development and commercial sale of picoplatin. Under the license agreement we are required to pay up to a maximum of 9% of annual net product sales and $5.0 million in commercialization milestones upon the attainment of certain levels of annual net sales of picoplatin after regulatory approval.

We have broad patent protection covering picoplatin in the United States and Europe, including composition of matter patents currently scheduled to expire in 2016. If approved, we may be able to extend the term of a U.S. patent covering picoplatin for potentially up to five additional years in the United States under the Hatch-Waxman Act. Also, the FDA has designated picoplatin as an orphan drug for the treatment of SCLC under the provisions of the Orphan Drug Act, which entitles us to exclusive marketing rights for picoplatin in the United States for seven years following market approval. We intend to submit an application for orphan drug status for SCLC in Europe during 2007 which, if granted, would also entitle us to exclusive marketing rights in Europe for ten years following market approval. Additional potential avenues exist which may supplement patent protection and exclusivity for our picoplatin product in Europe.

Our Strategy

The key elements of our business strategy are to:

•                  Pursue a rapid and well-defined path to market for picoplatin.   We believe that due to the aggressive nature of SCLC and the lack of effective second-line treatments, this indication provides a rapid potential path to market. By reaching an agreement with the FDA on an SPA which uses best supportive care as the comparator arm, we believe that we can demonstrate the effectiveness of picoplatin in a smaller number of patients than if the comparator arm contained an active treatment. We also believe securing the SPA helps reduce the regulatory uncertainty of our Phase III SPEAR trial.

•                  Maximize the commercial opportunity for picoplatin by pursuing multiple indications.   We seek to increase the value of picoplatin by pursuing indications in addition to SCLC. For instance, we have initiated Phase I/II clinical trials of picoplatin in combination with other chemotherapies for the first-line treatment of mCRC and HRPC, both large potential market opportunities.

•                  Pursue additional indications and combinations with oral picoplatin.   We plan to develop oral picoplatin as a distinct product with an attractive profile for extended use and in combination with other oral agents, further expanding the potential market opportunity for picoplatin.

•                  Expand our portfolio of products and product candidates.   Through our internal capabilities and other strategic relationships, we plan to identify small molecule oncology drugs that may be combinable with picoplatin or complementary to picoplatin without making a substantial financial commitment.

Corporate Information

We are a Washington corporation that was originally incorporated as NeoRx Corporation in 1984. We changed our name to Poniard Pharmaceuticals, Inc. in September 2006. Our principal executive offices are located at 7000 Shoreline Court, Suite 270, South San Francisco, California 94080, and our telephone number is (650) 583-3774. Our website address is http://www.poniard.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock to be offered	9,500,000 shares
Common stock to be outstanding after this offering	32,308,233 shares
Use of proceeds

We intend to use the net proceeds from this offering for the continued clinical and preclinical development of picoplatin, including funding our ongoing clinical trials in SCLC, mCRC, and HRPC, for discovery research for new product candidates, and for general corporate purposes, including working capital.

Nasdaq Capital Market symbol	PARD
Offering to Institutional Buyers

The representatives have advised us that the underwriters propose to offer the shares directly to institutional buyers only in compliance with state blue sky laws at the public offering price that appears on the cover page of this prospectus supplement.

The number of shares of common stock to be outstanding after this offering as reflected above is based on the actual number of shares outstanding as of April 11, 2007, which was 22,808,233, and does not include, as of that date:

•                  39,015 shares of common stock issuable upon conversion of our Series 1 convertible exchangeable preferred stock;

•                  105,001 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $36.00 per share;

•                  557,643 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $11.58 per share;

•                  320,170 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $9.54 per share;

•                  4,782,143 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $4.62 per share;

•                  5,834 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $33.24 per share;

•                  1,667 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $3.66 per share;

•                  174,418 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $4.30 per share;

•                  1,646,544 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $10.46 per share; and

•                  295,968 shares of common stock available for future issuance under our Amended and Restated 2004 Incentive Compensation Plan.

Except as otherwise indicated, all information in the prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial Data
(in thousands, except per share amounts)

The following table sets forth our summary consolidated financial data. This data has been derived from our audited consolidated financial statements for the years ended December 31, 2004, 2005 and 2006, all of which are incorporated by reference into this prospectus supplement. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, which are incorporated by reference into this prospectus supplement. Certain prior period amounts have been reclassified to conform to current period presentations.

	Years Ended December 31,
	2006	2005	2004
Statement of Operations Data:
Revenues	$–	$15	$1,015
Operating expenses:
Research and development	13,356	10,198	13,331
General and administrative	7,548	5,948	7,171
Gain on sale of real estate and equipment	(73)	(158)	–
Asset impairment loss	403	3,346	–
Restructuring	–	1,741	–
Total operating expenses	21,234	21,075	20,502
Loss from operations	(21,234)	(21,060)	(19,487)
Other income (expense):
Interest income	1,906	330	326
Interest expense	(3,966)	(267)	(210)
Total other (expense) income	(2,060)	63	116
Net loss	(23,294)	(20,997)	(19,371)
Preferred stock dividends	(500)	(500)	(500)
Net loss applicable to common shares	$(23,794)	$(21,497)	$(19,871)
Loss per share:
Basic and diluted loss applicable to common shares	$(1.37)	$(3.83)	$(3.96)
Weighted average common shares outstanding—basic and diluted	17,376	5,611	5,024

	As of December 31, 2006
	Actual	As Adjusted(1)
	(Unaudited)
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$44,284	$97,125
Investment securities	9,562	9,562
Working capital (deficit)	42,299	95,140
Total assets	69,067	121,908
Note payable, net of current portion	9,975	9,975
Shareholders’ equity	$46,891	$99,732

(1)          A $1.00 increase (decrease) in the assumed public offering price of $5.98 per share would increase (decrease) the amounts representing cash and cash equivalents, total assets and total shareholders’ equity by $8.9 million.

The as adjusted consolidated balance sheet data as of December 31, 2006 gives effect to the sale of 9,500,000 shares of common stock offered by us in this offering at an assumed public offering price of $5.98 per share (the closing sales price of our common stock on April 11, 2007), after deducting the underwriting discount and our estimated offering expenses.

Risk Factors

You should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition.

Risks Relating to Our Business

We have a history of operating losses, we expect to continue to incur losses, and we may never become profitable.

We have not been profitable since our formation in 1984. As of December 31, 2006, we had an accumulated deficit of $279.6 million. Our net loss for the year ended December 31, 2006 was $23.3 million. We had net losses of $21.0 million for the year ended December 31, 2005 and $19.4 million for the year ended December 31, 2004. These losses resulted principally from costs incurred in our research and development programs and from our general and administrative activities. To date, we have been engaged only in research and development activities and have not generated any significant revenue from product sales. In May 2005, we announced the discontinuation of our skeletal targeted radiotherapy, or STR, development program as part of a strategic plan to refocus our limited resources on the development of picoplatin, a platinum-based cancer therapy. We do not anticipate that our picoplatin product candidate, or any other proposed products, will be commercially available for several years, if at all. We expect to incur additional operating losses in the future. These losses may increase significantly as we expand our clinical trials and increase our research and development activities and seek to commercialize picoplatin or any future product candidates.

Our ability to achieve long-term profitability is dependent upon achieving successful results in clinical trials and obtaining regulatory approvals for our picoplatin product candidate and any other proposed products and successfully commercializing our products alone or with third parties.

We will need to raise additional capital to develop and commercialize our product candidates and fund operations, and our future access to capital is uncertain and additional financing may have dilutive or adverse effects on our stockholders.

It is expensive to develop cancer therapy products and conduct clinical trials for these products. We have not generated revenue from the commercialization of any product, and we expect to continue to incur substantial net operating losses and negative cash flows from operations for the foreseeable future. On April 26, 2006, we completed a $65.0 million equity financing; however, we will require substantial additional funding to develop and commercialize picoplatin and any other proposed products and to fund our future operations.

Management is continuously exploring financing alternatives, including:

•                  raising additional capital through the public or private sale of equity or debt securities or through the establishment of credit or other funding facilities; and

•                  entering into strategic collaborations, which may include joint ventures or partnerships for product development and commercialization, merger, sale of assets or other similar transactions.

We may not be able to obtain the required additional capital or enter into relationships with corporate partners on a timely basis, on favorable terms, or at all. Conditions in the capital markets in general, and in the life science capital market specifically, may affect our potential financing sources and opportunities for strategic partnering. If we raise additional funds by issuing common stock or securities convertible into or exercisable for common stock, our shareholders may experience substantial dilution, and new investors could have rights superior to current security holders. If we are unable to obtain sufficient additional cash when needed, we may be forced to reduce expenses through the delay, reduction or curtailment of our picoplatin and other development and commercialization activities.

The amount of additional financing we will require in the future will depend on a number of factors, including:

•                  the scope and timing of our picoplatin clinical program and other research and development efforts, including the progress and costs of our ongoing Phase II and planned Phase III trials of picoplatin in SCLC, as well as our ongoing Phase I/II trials in mCRC and HRPC;

•                  our ability to obtain clinical supplies of picoplatin active pharmaceutical ingredient and finished drug product in a timely and cost effective manner;

•                  actions taken by the FDA and other regulatory authorities;

•                  the timing and amount of proceeds from any sale of the Denton facility and assets;

•                  the timing and amount of any milestone or other payments we might receive from or pay to potential strategic partners;

•                  our degree of success in commercializing picoplatin or any other product candidates;

•                  the emergence of competing technologies and products, and other adverse market developments;

•                  the acquisition or in-licensing of other products or intellectual property;

•                  the costs, including lease and operating costs, incurred in connection with the relocation of our corporate headquarters to South San Francisco and the planned expansion of our workforce;

•                  the costs of any research collaborations or strategic partnerships established;

•                  the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights; and

•                  the costs of performing our obligations under our loan with Silicon Valley Bank and Merrill Lynch Capital, including the cost of interest and other payment obligations and penalties and the cost of complying with unrestricted cash, product development and other covenants and restrictions under the loan agreement.

Our potential products must undergo rigorous clinical testing and regulatory approvals, which are costly and time consuming, and may subject us to unanticipated delays or prevent us from marketing any products.

The manufacture and marketing of our picoplatin product candidate and our research and development activities are subject to regulation for safety, efficacy and quality by the FDA in the United States and by comparable regulatory authorities in foreign countries.

The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive, often takes many years and can vary substantially depending on the type, complexity and novelty of the products involved.

We will not be able to commercialize our product candidates until we obtain regulatory approvals, and consequently any delay in obtaining, or our inability to obtain, regulatory approvals could harm our business. We have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. This may impede our ability to obtain timely approvals from the FDA or foreign regulatory agencies.

If we violate regulatory requirements at any stage, whether before or after our marketing approval is obtained, we may be fined, forced to remove a product from the market or experience other adverse consequences, including delay of the approval of our marketing applications, which would materially harm our business and financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for product promotion and could be required to conduct post-marketing studies on the safety or effectiveness of our products. If we or other parties identify serious side effects after any of our products are on the market, or if manufacturing or regulatory problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products, and/or additional marketing applications may be required.

The requirements governing the conduct of clinical trials and manufacturing and marketing of our proposed products outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can involve additional testing. Foreign regulatory approval processes include all of the risks associated with the FDA approval processes. Also, approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries.

We may take longer to complete our clinical trials than we project, or we may be unable to complete them at all.

We completed enrollment in our Phase II clinical trial of picoplatin in SCLC in August 2006, and we continue to treat and follow patients on this study for survival. This Phase II study is an open-label, multi-center trial evaluating picoplatin in patients with SCLC that did not respond to, or who relapsed within six months after completing prior platinum-containing chemotherapy. The endpoints of the trial include survival, response rate (tumor shrinkage), duration of response and time to progression.

Based upon positive interim overall survival data from our Phase II study, we are recruiting patients at several clinical sites and plan to begin dosing patients this quarter in our international, multi-center randomized Phase III SPEAR pivotal trial of picoplatin in SCLC. The Phase III trial, which will be undertaken pursuant to an SPA with the FDA, is designed to compare the efficacy and safety of picoplatin plus best supportive care with best supportive care alone as a second-line therapy. The study is expected to enroll approximately 400 patients with SCLC whose disease did not respond to a first-line platinum-containing (cisplatin or carboplatin) chemotherapy regimen or whose disease responded initially to first-line platinum-containing therapy, but then progressed within six months after completion of treatment. Patients will be randomized on a 2:1 ratio to receive picoplatin plus best supportive care or best supportive care alone. The primary endpoint of the study will be improved overall survival as measured in time from randomization to death. Secondary endpoints will include overall response rates, disease control and progression-free survival. We currently estimate that the study will take approximately 20 months to complete; however, the actual time to completion of the study will depend on the rate of patient enrollment, survival times of all patients in the trial, as well as other factors such as patient performance status, extent of disease and the risks and uncertainties described in this prospectus supplement and the accompanying prospectus.

In May 2006, we treated our first patient in an approximately 175-patient Phase I/II study of picoplatin in the first-line treatment of patients with mCRC. This study is designed to determine the safety and efficacy of picoplatin substituted for oxaliplatin in the FOLFOX regimen combination of chemotherapy agents 5-fluorouracil, leucovorin and oxaliplatin to treat patients newly diagnosed with metastatic disease. Also in

May 2006, we enrolled our first patient in our Phase I/II trial of picoplatin in the first-line treatment of patients with HPRC. This study is designed to determine the safety and efficacy of picoplatin when combined with the chemotherapy agent docetaxel. We anticipate completing enrollment of the Phase I dose-evaluation components of these trials and initiating enrollment in the Phase II efficacy components of our mCRC study in the third quarter of 2007 and our HPRC study in the second quarter of 2007. Endpoints of these studies will include safety, disease reduction, time to progression, progression-free survival and overall survival.

The actual times for initiation and completion of our picoplatin clinical trials depend upon numerous factors, including:

•                  approvals and other actions by the FDA and other regulatory agencies and the timing thereof;

•                  our ability to open clinical sites;

•                  our ability to recruit and enroll qualified patients into our studies;

•                  our ability to obtain sufficient, reliable and affordable supplies of the picoplatin active pharmaceutical ingredient and finished drug product;

•                  our ability to obtain adequate additional funding or enter into strategic partnerships;

•                  the extent of competing trials at the clinical institutions where we conduct our trials;

•                  reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•                  obtaining institutional review board, or IRB, approval to conduct a clinical trial at a prospective site;

•                  failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•                  inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•                  unforeseen safety issues;

•                  the extent of scheduling conflicts with participating clinicians and clinical institutions; and

•                  the identified endpoints of the studies, the extent of patient disease and patient performance status.

We may not initiate, advance or complete our picoplatin or any other proposed clinical studies as projected or achieve successful results.

We will rely on academic institutions and CROs to conduct, supervise or monitor some or all aspects of clinical trials involving picoplatin. Further, to the extent that we now or in the future participate in collaborative arrangements in connection with the development and commercialization of our proposed products, we will have less control over the timing, planning and other aspects of our clinical trials. If we fail to initiate, advance or complete, or experience delays in or are forced to curtail our current or planned clinical trials, our stock price and our ability to conduct our business could be materially negatively affected.

If testing of a particular product does not yield successful results, we will be unable to commercialize that product.

Our research and development programs are designed to test the safety and efficacy of our proposed products in humans through extensive preclinical and clinical testing. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of picoplatin or any other proposed products, including the following:

•                  the safety and efficacy results obtained in early human clinical trials may not be indicative of results obtained in later clinical trials;

•                  the results of preclinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

•                  after reviewing test results, we or any potential collaborators may abandon projects that we previously believed were promising;

•                  we, our potential collaborators or regulators may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks; and

•                  the effects of our potential products may not be the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved.

Clinical testing is very expensive, can take many years, and the outcome is uncertain. The data that we may collect from our picoplatin clinical trials may not be sufficient to support regulatory approval of our proposed picoplatin product. The clinical trials of picoplatin and any other proposed products may not be initiated or completed on schedule, and the FDA or foreign regulatory agencies may not ultimately approve any of our product candidates for commercial sale. Our failure to adequately demonstrate the safety and efficacy of a cancer therapy product under development would delay or prevent regulatory approval of the product, which would prevent us from marketing the proposed product.

Success in early clinical trials may not be indicative of results obtained in later trials.

Results of early preclinical and clinical trials are based on a limited number of patients and may, upon review, be revised or negated by authorities or by later stage clinical results. Historically, the results from preclinical testing and early clinical trials often have not been predictive of results obtained in later clinical trials. A number of new drugs and therapeutics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and effectiveness data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

If we cannot negotiate and maintain licenses or collaborative arrangements with third parties, our research, development, manufacturing, sales and marketing activities may not be cost-effective or successful.

Our success will depend in significant part on our ability to attract and maintain collaborative partners and strategic relationships to support the development, manufacture, sale, marketing and distribution of picoplatin and any other future product candidates in the United States and Europe.

We have entered into an exclusive worldwide license, as amended, with Genzyme Corporation (successor to AnorMED, Inc.) for the development and commercial sale of picoplatin. Under that license, we are solely responsible for the development and commercialization of picoplatin. Genzyme retains the right, at our cost, to prosecute its patent applications and maintain all licensed patents. The parties executed the license agreement in April 2004, at which time we paid a one-time upfront milestone payment of $1.0 million in common stock and $1.0 million in cash. The original agreement excluded Japan from the licensed territory and provided for $13.0 million in development and commercialization milestones, payable in cash or a combination of cash and common stock, and a royalty rate of up to 15% on product net sales after regulatory approval. The parties amended the license agreement on September 18, 2006, modifying several key financial terms and expanding the licensed territory to include Japan, thereby providing us worldwide rights. In consideration of the amendment, we paid Genzyme $5.0 million in cash on October 12, 2006 and paid  Genzyme an additional $5.0 million in cash on March 30, 2007. The amendment eliminates all development milestone payments to Genzyme. Genzyme remains entitled to receive up to $5.0 million in commercialization milestones upon the attainment of certain levels of annual net sales of picoplatin after regulatory approval. The amendment also reduces the royalty payable to Genzyme to a maximum of 9% of annual net product sales. In addition, the amendment reduces the sharing of sublicense revenues for any sublicenses entered into during the first year following the amendment and eliminates the sharing of sublicense revenues with Genzyme on and after September 18, 2007. We are recruiting patients at several clinical sites and plan to begin dosing patients this quarter in our single pivotal Phase III SPEAR trial under our approved SPA. If successful, this trial will be the basis of a NDA targeted for submission in 2009. However, because we cannot predict the length of time to regulatory approval, if any, or the extent of annual sales, if any, of picoplatin, we are unable to predict when or if the milestone and royalty payments under our license agreement with Genzyme may be triggered. The license agreement may be terminated by either party for breach, or if the other party files a petition in bankruptcy or insolvency or for reorganization or is dissolved, liquidated or makes assignment for the benefit of creditors. We can terminate the license at any time upon prior written notice to Genzyme. If not earlier terminated, the license agreement will continue in effect, in each country in the territory in which the licensed product is sold or manufactured, until the earlier of (i) expiration of the last valid claim of a pending or issued patent covering the licensed product in that country or (ii) a specified number of years after first commercial sale of the licensed product in that country. If Genzyme were to breach its obligations under the license, or if the license expires or is terminated and we cannot renew, replace, extend or preserve our rights under the license agreement, we would be unable to move forward with our current and planned picoplatin clinical studies.

On August 4, 2005, we entered into a research funding and option agreement with The Scripps Research Institute, or TSRI. Under the agreement, as amended in December 2006 and February 2007, we will provide TSRI an aggregate of $2.5 million over a 26-month period to fund research relating to synthesis and evaluation of novel small molecule, multi-targeted protein kinase inhibitors and focal adhesion kinase inhibitors as therapeutic agents, including for the treatment of cancer. We have the option to negotiate a worldwide exclusive license to use and develop any compounds arising from the collaboration. The research funding is payable by us to TSRI quarterly in accordance with a negotiated budget. We made an initial funding payment to TSRI of $137,500, on August 8, 2005. We paid TSRI total funding payments of $1.0 million in 2006, which amount was charged to R&D expense. The agreement provides for aggregate additional funding payments of $1.4 million in 2007. We have no assurance that the research funded under this arrangement will be successful or ultimately will give rise to any viable product candidates. Further, there can be no assurance that we will be able to negotiate, on acceptable terms, a license with respect to any compounds arising from the collaboration.

We are dependent on third-party suppliers for the timely delivery of materials and services and may experience future interruptions in supply.

For our picoplatin product candidate to be successful, we need sufficient, reliable and affordable supplies of the picoplatin active pharmaceutical ingredient, or API, and finished drug product. Sources of these supplies may be limited, and third-party suppliers may be unable to manufacture picoplatin API and finished drug product in amounts and at prices necessary to successfully commercialize our picoplatin product. Moreover, third-party manufacturers must continuously adhere to current Good Manufacturing Practice, or cGMP, regulations enforced by the FDA through its facilities inspection program. If the facilities of these manufacturers cannot pass a pre-approval plant inspection, the FDA will not grant an NDA for our proposed products. In complying with cGMP and foreign regulatory requirements, any of our third-party manufacturers will be obligated to expend time, money and effort in production, record-

keeping and quality control to assure that our products meet applicable specifications and other requirements. If any of our third-party manufacturers or suppliers fails to comply with these requirements, we may be subject to regulatory action.

We have a limited supply of picoplatin drug product that was manufactured by a prior licensee and supplier. The drug product has been demonstrated to be stable for up to 30 months from the date of manufacture. Our current supply will not be sufficient for our current and planned clinical trials. We have no experience in drug formulation or manufacturing, and we lack the resources and capability to manufacture picoplatin or any other product candidate on a clinical or commercial scale. As a result, we rely on third parties to manufacture picoplatin API and finished drug product for our clinical trials. We currently have separate agreements with one supplier each of API and finished drug product. Manufacturing services under these agreements are provided on a purchase order, fixed-fee basis. Unless earlier terminated, each agreement continues for an initial term ending December 31, 2009 and may be extended beyond the initial term upon agreement of the parties. The agreements generally provide that they may be terminated by either party if there is a material breach by the other party that remains uncured or in the event of solvency or bankruptcy of the other party. We may terminate the finished drug supply agreement at any time with one year’s advance notice. We may terminate the API manufacturing agreement if there is a change in control of the manufacturer. We have no assurance that our current suppliers will be able to manufacture sufficient picoplatin API and/or finished drug product on a timely or cost-effective basis at all times in the future. If we are required to seek out alternative manufacturers, we may incur significant additional costs and suffer delays in, or be prevented from, completing or initiating our ongoing or planned clinical trials.

We also rely on third-party contractors to perform for us, or assist us with, the set-up, conduct, support and management of our clinical studies. Because these contractors provide specialized services, their activities and quality of performance may be outside our direct control. If these contractors do not perform their contractual duties or obligations, do not meet expected deadlines, or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or for any other reasons, we may need to enter into new arrangements with alternative third parties. If any of these circumstances were to occur, our clinical trials may be extended, delayed or terminated or may need to be repeated, we may not be able to obtain regulatory approval for or commercialize the product candidate being tested in such trials, and we may be subject to regulatory action.

We currently have no sales and marketing staff or distribution organization. If we are unable to develop sales, marketing and distribution capabilities on our own or through collaborations with corporate partners, we may not be successful in commercializing our future products.

None of our current employees has experience selling, marketing or distributing therapeutic products. To the extent we are successful in obtaining approval for the commercial sale of picoplatin or any other product candidate, we may need to secure one or more corporate partners to conduct these activities. We may not be able to enter into partnering arrangements in a timely manner or on terms acceptable to us. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive would depend upon the efforts of third parties, which efforts may not be successful. If we are not able to secure adequate partnering arrangements, we would have to hire additional employees or consultants with expertise in sales, marketing and distribution. Employees with relevant skills may not be available to us. Additionally, any increase in the number of employees would increase our expense level and could have a material adverse effect on our financial position. If we are not successful in commercializing any future products, either on our own or through collaborations with one or more parties, our future product revenue will suffer and we may incur significant additional losses.

We face substantial competition in the development of cancer therapies and may not be able to compete successfully, and our potential products may be rendered obsolete by rapid technological change.

The competition for development of cancer therapies is substantial. There is intense competition from biotechnology and pharmaceutical companies, as well as academic research institutions, clinical reference laboratories and government agencies that are pursuing research and development activities similar to ours in the United States and abroad. Our initial focus for picoplatin is SCLC, the most aggressive and deadly form of lung cancer. Although platinum therapies are the preferred treatment, no FDA-approved therapies are available for patients with platinum-refractory or -resistant disease. If approved, picoplatin will be competing with existing treatment regimens, as well as emerging therapies for SCLC and other platinum-based therapeutics. Large pharmaceutical/biotechnology companies, including Bristol-Myer Squibb Company, Bayer Schering Pharma AG, Dainippon Sumitomo Pharma Co. Ltd., Eli Lilly and Company, GlaxoSmithKline PLC, Novartis AG, Pfizer Inc., Genentech, Inc., Shionogi & Co. Ltd., SK Pharma and Sanofi-Aventis Group, are marketing and/or developing therapeutics in late-stage clinical trials for the treatment of SCLC or platinum agents for the treatment of cancer. Multiple biotechnology companies are engaged in clinical trials for the treatment of SCLC and other platinum-based therapeutics, including Aeterna Zentaris Inc., Access Pharmaceuticals Inc., GPC Biotech AG, Onyx Pharmaceuticals Inc., Pharmion Corporation, Sunesis Pharmaceuticals Inc., Keryx Biopharmaceuticals Inc., Transave Inc., Vion Pharmaceuticals Inc., PharmaMar (Zeltia Group), ImmunoGen, Inc., Meabco A/S, Antigenics, Inc., Ipsen Group and Menarini Group. As we expand the utility of picoplatin into other oncology indications such as HRPC and mCRC, we will be facing additional competition from major pharmaceutical companies, biotechnology companies, research institutions and government agencies. We cannot assure you that we will be able to effectively compete with these or future third party product development programs. Many of our existing or potential competitors have, or have access to, substantially greater financial, research and development, marketing and production resources than we do and may be better equipped than we are to develop, manufacture and market competing products. Further, our competitors may have, or may develop and introduce, new products that would render our picoplatin or any other proposed product candidates less competitive, uneconomical or obsolete.

Even if any of our drug candidates receives regulatory approval, our drug candidates will still be subject to extensive post-marketing regulation.

If we or our collaborators receive regulatory approval for our drug candidates, we will also be subject to ongoing FDA obligations and continued regulatory review, such as cGMP regulations and continued adverse event reporting requirements. We may also be subject to additional FDA post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize such drugs.

If any of our drug candidates receive U.S. regulatory approval, the FDA may still impose significant restrictions on the indicated uses for which such drugs may be marketed or impose ongoing requirements for potentially costly post-approval studies. In addition, regulatory agencies subject a drug, its manufacturer and the manufacturer’s facilities to continual review and inspections. The subsequent discovery of previously unknown problems with a drug, including adverse events of unanticipated severity or frequency, or problems with the facility where the drug is manufactured, may result in restrictions on the marketing of that drug, up to and including withdrawal of the drug from the market. Failure to comply with applicable regulatory requirements may result in:

•                  issuance of warning letters by the FDA;

•                  imposition of fines and other civil penalties;

•                  criminal prosecutions;

•                  injunctions, suspensions or revocations of marketing licenses;

•                  suspension of any ongoing clinical trials;

•                  suspension of manufacturing;

•                  delays in commercialization;

•                  refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our collaborators;

•                  refusals to permit drugs to be imported to or exported from the United States;

•                  restrictions on operations, including costly new manufacturing requirements; and

•                  product recalls or seizures.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our drug candidates or further restrict or regulate post-approval activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our drugs and our business could suffer.

As a result of this offering, the amount of net operating loss carryforwards and research and experimentation credit carryforwards available to be used by us in future years may be limited.

During 2006, we experienced significant changes to our capital structure which resulted in an ownership change, as defined under Section 382 of the Internal Revenue Code of 1986, as amended, or the IRC. Consequently, the amount of net operating loss carryforwards and research and experimentation credit carryforwards available to be used in future years are limited under IRC Sections 382 and 383. This limitation resulted in the loss of approximately $93.3 million of our net operating loss carryforwards and $9.1 million of our research and development credit carryforwards. As of December 31, 2006, we had net operating loss carryforwards of approximately $62.3 million available for future use which will expire from 2007 through 2026.

This offering will result in a significant change to our capital structure which will likely be considered to be an ownership change, as defined under Section 382 of the IRC. Consequently, the amount of net operating loss carryforwards and research and experimentation credit carryforwards available to be used in future years will likely be further limited under IRC Sections 382 and 383.

If we are unable to protect our proprietary rights, we may not be able to compete effectively, or operate profitably.

Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and our ability to avoid infringing the proprietary rights of others. The United States Patent and Trademark Office, or the USPTO, may not issue patents from the patent applications owned by or licensed to us. If issued, the patents may not give us an advantage over competitors with similar technologies.

The issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the USPTO. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limiting their coverage. Moreover, the cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of litigation is adverse to us, third parties may be able to use our patented invention without payment to us. Moreover, it is possible that competitors may infringe our patents or successfully avoid them through design innovation. We may need to file lawsuits to stop these activities. These lawsuits can be expensive and would consume time and other resources, even if we were successful in stopping the violation of our patent rights. In addition, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents was upheld, a court would refuse to stop the other party on the ground that its activities do not infringe our patents.

In addition, the protection afforded by issued patents is limited in duration. With respect to picoplatin, in the United States we expect to rely primarily on US Patent Number 5,665,771 (expiring February 7, 2016), which is licensed to us by Genzyme, and additional licensed patents expiring in 2016 covering picoplatin in Europe. The FDA has also designated picoplatin as an orphan drug for the treatment of SCLC cancer under the provisions of the Orphan Drug Act, which entitles us to exclusive marketing rights for picoplatin in the United States for seven years following market approval. If approved, we may also be able to extend the term of a U.S. patent covering picoplatin for potentially up to five additional years in the United States, under the Hatch-Waxman Act. We intend to submit an application for orphan drug status for SCLC in Europe during 2007 which, if granted, would also entitle us to exclusive marketing rights in Europe for ten years following market approval. Additional potential avenues exist which may supplement patent protection and exclusivity for our picoplatin product in Europe.

Under our license agreement with Genzyme, Genzyme retains the right to prosecute its patent applications and maintain all licensed patents, with us reimbursing such expenses. We have the right to sue any third party infringers of the picoplatin patents. If we do not file suit, Genzyme, in its sole discretion, has the right to sue the infringer at its expense. U.S. Patent 5,665,771 is co-owned by Genzyme and a third party, which has exclusively licensed its rights to the patent to Genzyme (as successor to AnorMED, Inc.).

In addition to the intellectual property rights described above, we rely on unpatented technology, trade secrets and confidential information. Therefore, others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to effectively protect our rights in unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with us. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, may not provide adequate remedies.

The use of our technologies could potentially conflict with the rights of others.

Our competitors or others may have or may acquire patent rights that they could enforce against us. In such case, we may be required to alter our products, pay licensing fees or cease activities. If our products conflict with patent rights of others, third parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

The cost to us of any litigation or other proceedings relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If there is litigation against us, we may not be able to continue our operations. If third parties file patent applications, or are issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the USPTO to determine priority of invention. We may be required to participate in interference proceedings involving our issued patents and pending applications. We may be required to cease using the technology or license rights from prevailing third parties as a result of an unfavorable outcome in an interference proceeding. A prevailing party in that case may not offer us a license on commercially acceptable terms.

In April 2003, we received $10.0 million from the sale to Boston Scientific Corporation, or BSC, of certain non-core patents and patent applications and the grant to BSC of exclusive license rights to certain non-core patents and patent applications. BSC originally asserted four such patents in two lawsuits against Johnson & Johnson, Inc., its subsidiary, Cordis Corporation, and Guidant Corporation, alleging infringement of such patents. In both lawsuits, the defendants denied infringement and asserted invalidity and unenforceability of the patents. BSC subsequently withdrew three of the patents from the litigation, including the patents that were assigned to BSC. BSC acquired Guidant in April 2006. On April 4, 2007, the court issued a summary judgment that the defendants did not infringe the patents licensed to BSC. Although we were not a party to the lawsuits, our management and counsel have been deposed in connection with the lawsuits. It is possible that BSC, due to its lack of success with its claims, may seek damages from us, including recovery of all or a portion of the amounts it paid to us in 2003. We cannot assess the likelihood of whether such claim will be brought against us or the extent of recovery, if any, on any such claim.

Product liability claims in excess of the amount of our insurance would adversely affect our financial condition.

The testing, manufacture, marketing and sale of picoplatin and any other proposed cancer therapy products, including past clinical and manufacturing activities in connection with our terminated STR radiotherapeutic, may subject us to product liability claims. We are insured against such risks up to a $10.0 million annual aggregate limit in connection with clinical trials of our products under development and intend to obtain product liability coverage in the future. However, insurance coverage may not be available to us at an acceptable cost. We may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. As a result, regardless of whether we are insured, a product liability claim or product recall may result in losses that could be material.

Our past use of radioactive and other hazardous materials exposes us to the risk of material environmental liabilities, and we may incur significant additional costs to comply with environmental laws in the future.

Our past research and development and manufacturing processes, as well as the manufacturing processes that may have been used by our collaborators, involved the controlled use of hazardous and radioactive materials. As a result, we are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with our use of these materials. Although we believe that our safety procedures for handling and disposing of such materials complied with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Because we have discontinued operations in facilities that have had past research and manufacturing processes where hazardous or radioactive materials have been in use, we may have significant decommissioning costs associated with the termination of operation of these facilities. These potential decommissioning costs also may reduce the market value of the facilities and may limit our ability to sell or otherwise dispose of these facilities in a timely and cost-effective manner. We have terminated our STR manufacturing operations in Denton, Texas and are actively marketing the facility for sale. In 2005, we recorded costs associated with the closure of the Denton facility of $0.9 million. We estimate costs in 2006 related to these activities at $0.2 million. These costs could increase substantially, depending on actions of regulators or if we discover previously unknown contamination in or around the facility. In addition, the risk of accidental contamination or injury from hazardous or radioactive materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources. Our current insurance does not cover liability for the clean-up of hazardous waste materials or other environmental risks.

Even if we bring products to market, changes in health care reimbursement could adversely affect our ability to effectively price our products or obtain adequate reimbursement for sales of our products.

Potential sales of our products may be affected by the availability of reimbursement from governments or other third parties, such as insurance companies. It is difficult to predict the reimbursement status of newly approved, novel medical products. In addition, third-party payors are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to market, we cannot be certain that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow us to competitively or profitably sell our products.

The levels of revenues and profitability of biotechnology companies may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental controls. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. Even in the absence of statutory change, market forces are changing the health care sector. We cannot predict the effect health care reforms may have on the development, testing, commercialization and marketability of our proposed cancer therapy products. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other companies that are prospective collaborators for certain of our potential products, our ability to commercialize our products under development may be adversely affected.

The loss of key employees could adversely affect our operations.

Alan Glassberg, M.D. resigned as our chief medical officer effective March 15, 2007. Although Dr. Glassberg was an executive officer of the company, we did not experience any material disruptions as a consequence of his resignation. Dr. Glassberg serves on our clinical advisory board and provides us consulting services.

Susan D. Berland resigned as our chief financial officer effective July 21, 2006. Although Ms. Berland was an executive officer of the company, we did not experience any material disruptions or delays as a consequence of her resignation. Caroline M. Loewy was appointed executive vice president, strategic planning on June 23, 2006 and assumed the role of chief financial officer of the company upon

Ms. Berland’s departure. Michael K. Jackson, formerly corporate controller, was appointed principal accounting officer of the company effective July 21, 2006.

As of March 31, 2007, we had a total workforce of 33 full-time employees and 5 part-time employees. In September 2006, we moved our corporate headquarters to newly leased facilities in South San Francisco. We intend to maintain clinical development and support activities and facilities in Seattle and do not have plans to relocate any of our 24 employees currently in Seattle. Our success depends, to a significant extent, on the continued contributions of our principal management and scientific personnel participating in our picoplatin development program. We have limited or no redundancy of personnel in key development areas, including finance, legal, clinical operations, regulatory affairs and quality control and assurance. The loss of the services of one or more of our employees could delay our picoplatin product development activities or any other proposed programs and research and development efforts. We do not maintain key-person life insurance on any of our officers, employees or consultants.

Competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense. Our future success depends upon our ability to attract, retain and motivate highly skilled employees and consultants. In order to commercialize our proposed products successfully, we will in the future be required to substantially expand our workforce, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development and sales and marketing. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel.

We have change of control agreements and severance agreements with all of our executive officers and consulting agreements with various of our scientific advisors. Our agreements with our executive officers provide for “at will” employment, which means that each executive may terminate his or her service with us at any time. In addition, our scientific advisors may terminate their services to us at any time.

Our operations might be interrupted by the occurrence of a natural disaster or other catastrophic event.

Our principal executive offices are in South San Francisco, California and we maintain clinical development and support activities in Seattle, Washington. We depend on our facilities and on our collaborators, contractors and vendors for the continued operation of our business. Natural disasters or other catastrophic events, including terrorist attacks, power interruptions, wildfires and other fires, actions of animal rights activists, earthquakes and wars could disrupt our operations or those of our collaborators, contractors and vendors. Even though we believe we carry commercially reasonable business interruption and liability insurance, and our contractors may carry liability insurance that protect us in certain events, we might suffer losses as a result of business interruptions that exceed the coverage available under our and our contractors’ insurance policies or for which we or our contractors do not have coverage. For example, we are not insured against a terrorist attack. Any natural disaster or catastrophic event could have a significant negative impact on our operations and financial results. Moreover, any such event could delay our research and development programs.

Risks Relating to Our Securities

Our common stock may be delisted from The Nasdaq Capital Market if we are unable to maintain compliance with Nasdaq Capital Market continued listing requirements.

Our common stock listing was transferred from The Nasdaq Global Market (formerly The Nasdaq National Market) to The Nasdaq Capital Market (formerly The Nasdaq SmallCap Market) on March 20, 2003. We elected to seek a transfer to The Nasdaq Capital Market because we had been unable to regain compliance with The Nasdaq Global Market minimum $1.00 bid price requirement for continued listing. By transferring to The Nasdaq Capital Market, we were afforded an extended grace period in which to satisfy The Nasdaq Capital Market $1.00 minimum bid price requirement. On May 6, 2003, we received notice from Nasdaq confirming that we were in compliance with the $1.00 minimum bid price requirement. We will not be eligible to relist our common stock on The Nasdaq Global Market unless and until our common stock maintains a minimum bid price of $5.00 per share for 90 consecutive trading days and we otherwise comply with the initial listing requirements for The Nasdaq Global Market. Trading on the Nasdaq Capital Market may have a negative impact on the value of our common stock, because securities trading on the Nasdaq Capital Market typically are less liquid than those traded on The Nasdaq Global Market.

On August 7, 2006, we received a notice from Nasdaq indicating that we were not in compliance with Nasdaq Marketplace Rule 4310(c)(4) (the Minimum Bid Price Requirement) because the closing bid price of our common stock had been below $1.00 per share for thirty consecutive trading days. We completed a one-for-six reverse stock split on September 22, 2006. On October 10, 2006, we received a notice from Nasdaq stating that we had regained compliance with the Minimum Bid Price Requirement because the closing bid price of our common stock had been at or above $1.00 per share for ten consecutive trading days. The closing bid price of our common stock may in the future fall below the Minimum Bid Price Requirement or we may in the future fail to meet other requirements for continued listing on the Nasdaq Capital Market. If we are unable to cure any future events of noncompliance in a timely or effective manner, our common stock could be delisted from The Nasdaq Capital Market.

If our common stock were to be delisted from The Nasdaq Capital Market, we may seek quotation on a regional stock exchange, if available. Such listing could reduce the market liquidity for our common stock. If our common stock is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock.

If our common stock were to be delisted from The Nasdaq Capital Market, and our trading price remained below $5.00 per share, trading in our common stock might also become subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which require additional disclosure by broker-dealers in connection with any trade involving a stock defined as a “penny stock” (generally, any equity security not listed on a national securities exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions). Many brokerage firms are reluctant to recommend low-priced stocks to their clients. Moreover, various regulations and policies restrict the ability of shareholders to borrow against or “margin” low-priced stocks, and declines in the stock price below certain levels may trigger unexpected margin calls. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current price of the common stock can result in an individual shareholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our common stock. Finally, the additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

Our stock price is volatile and, as a result, you could lose some or all of your investment.

There has been a history of significant volatility in the market prices of securities of biotechnology companies, including our common stock. In the quarter ended March 31, 2007, the reported high and low closing sale prices of our common stock were $6.25 and $4.72. In 2006, the reported high and low closing sale prices were $9.42 and $3.00. The reported high and low closing sale prices during the period from January 3, 2006 through September 22, 2006 (the last trading day preceding the effectiveness of our one-for-six reverse stock split) were $1.57 and $0.50. The reported high and low closing sale prices during the period from September 25, 2006 through December 31, 2006 (after the effective date of the reverse stock split) were $7.74 and $3.00. Our stock price has been and may continue to be affected by this type of market volatility, as well as our own performance. Our business and the relative price of our common stock may be influenced by a large variety of factors, including:

•                  announcements by us or our competitors concerning acquisitions, strategic alliances, technological innovations, new commercial products or changes in product development strategies;

•                  the availability of critical materials used in developing our proposed picoplatin product;

•                  our ability to conduct our picoplatin clinical development program on a timely and cost-effective basis and the progress and results of our clinical trials and those of our competitors;

•                  developments concerning patents, proprietary rights and potential infringement;

•                  developments concerning potential agreements with collaborators;

•                  the expense and time associated with, and the extent of our ultimate success in, securing regulatory approvals;

•                  our available cash or other sources of funding; and

•                  future sales of significant amounts of our common stock by us or our shareholders.

In addition, potential public concern about the safety of our proposed picoplatin product and any other products we develop, comments by securities analysts, our ability to maintain the listing of our common stock on the Nasdaq system, and conditions in the capital markets in general and in the life science capital market specifically, may have a significant effect on the market price of our common stock. The realization of any of the risks described in this report, as well as other factors, could have a material adverse impact on the market price of our common stock and may result in a loss of some or all of your investment in our securities.

In the past, securities class action litigation often has been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management’s time and resources, which could cause our business to suffer.

As a result of our 2006 equity financing, the number of shares of our common stock outstanding increased substantially and certain investors beneficially own significant blocks of our common stock; such common shares are generally available for resale in the public market.

On April 26, 2006, we completed a $65.0 million equity financing pursuant to a securities purchase agreement dated as of February 1, 2006. In connection with the equity financing, we issued to a small group of institutional and other accredited investors an aggregate of 15.5 million shares of common stock at a cash purchase price of $4.20 per share. Investors in the financing also received five-year warrants to purchase an aggregate of 4.6 million shares of common stock at an exercise price of $4.62 per share. Concurrent with the closing of the financing, we issued an aggregate of 1.6 million shares of common stock to the holders of our Series B preferred stock upon conversion of their outstanding Series B preferred shares. At the time of closing, the placement agent for the financing also received a five-year warrant to purchase, on the same terms as the investors, 139,000 common shares. The issuance of such shares and warrants resulted in substantial dilution to shareholders who held our common stock prior to the financing.

As a result of the completion of the financing and the conversion of the Series B preferred shares, our outstanding common stock increased from approximately 5.7 million shares to approximately 22.8 million shares. Entities affiliated with MPM Capital Management, or MPM, acquired beneficial ownership of 7.7 million common shares, or approximately 31.5% of our common stock outstanding immediately following the financing. Entities affiliated with Bay City Capital Management IV LLC, or BCC, acquired beneficial ownership of 4.6 million common shares, or approximately 19.5% of the common shares outstanding immediately following the financing. Two of our directors, Fred B. Craves and Carl S. Goldfischer, are managing directors of BCC and possess capital and carried interests in the BCC entities that participated in the financing. We have agreed, for as long as MPM owns at least 10% of the shares of common stock and warrants purchased in the financing, to use our best efforts to cause one person designated by MPM and one person designated by mutual agreement of MPM and BCC to be nominated and elected to our board of directors. Nicholas J. Simon III, a representative of MPM, was appointed to our board of directors on April 26, 2006. Mr. Simon is a general partner of certain of the MPM entities that participated in the financing and possesses capital and carried interests in those entities. In connection with this offering, we believe that MPM and BCC may purchase shares of our common stock in order to maintain their current level of beneficial ownership of our common stock outstanding after the offering.

Pursuant to the securities purchase agreement, we maintain an effective registration statement with the U.S. Securities and Exchange Commission, or SEC, covering the resale of the 15.5 million shares of common stock issued in the equity financing and the 4.6 million shares of common stock issuable upon exercise of the warrants. Accordingly, these shares are generally available for immediate resale in the public market. In addition, the approximately 1.6 million shares of common stock issued upon conversion of the Series B preferred stock currently are available for immediate resale pursuant to a registration statement or an exemption from registration under Rule 144(k) of the Securities Act of 1933, as amended, or the Securities Act. The market price of our common stock could fall as a result of such resales due to the increased number of shares available for sale in the market.

Our largest shareholders may take actions that are contrary to your interests, including selling their stock.

A small number of our shareholders hold a significant amount of our outstanding stock. These shareholders may support competing transactions and have interests that are different from yours. Sales of a large number of shares of our stock by these large shareholders or other shareholders within a short period of time could adversely affect our stock price.

Any future equity or debt issuances by us may have dilutive or adverse effects on our existing shareholders.

We have financed our operations, and we expect to continue to finance our operations, primarily by issuing and selling our common stock or securities convertible into or exercisable for shares of our common stock. In light of our need for additional financing, we may issue additional shares of common stock or convertible securities that could dilute your ownership in our company and may include terms that give new investors rights that are superior to yours. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline.

We may also raise additional funds through the incurrence of debt, and the holders of any debt we may issue would have rights superior to your rights in the event we are not successful and are forced to seek the protection of bankruptcy laws.

Certain provisions in our articles of incorporation and Washington state law could discourage a change of control.

Our articles of incorporation authorize our board of directors to issue up to 200,000,000 shares of common stock and up to 2,998,425 shares of preferred stock. With respect to preferred stock, our board has the authority to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. Our shareholder rights plan adopted on April 10, 1996, and the preferred stock purchase rights issued to each common shareholder thereunder, expired on April 10, 2006.

Washington law imposes restrictions on certain transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of voting securities of the target corporation, unless the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities. Prohibited business transactions include, among other things:

•                  a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

•                  termination of 5% or more of the employees of the target corporation; or

•                  receipt by the acquiring person of any disproportionate benefit as a shareholder.

After the five-year period, a significant business transaction may occur if it complies with “fair price” provisions specified in the statute. A corporation may not opt out of this statute. This provision may have an antitakeover effect with respect to transactions that our board does not approve in advance.

The provisions of our articles of incorporation and Washington law discussed above may have the effect of delaying, deterring or preventing a change of control of the company, even if this change would be beneficial to our shareholders. These provisions also may discourage bids for our common stock at a premium over market price and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. In addition, these provisions could make it more difficult to replace or remove our current directors and management in the event our shareholders believe this would be in the best interests of the corporation and our shareholders.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering:

•                  for the continued clinical and preclinical development of picoplatin, including funding our ongoing clinical trials in SCLC, mCRC and HRPC;

•                  for discovery research for new product candidates; and

•                  for general corporate purposes, including working capital.

Our management will, however, have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume,” “continue,” “likely,” “opportunity,” the negatives of these words, or words of similar import, although not all forward looking statements contain these identifying words. All statements that describe our future strategy, future operations, projected financial position, planned clinical trials, proposed products, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Prospectus Supplement Summary” section of this prospectus supplement and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K, as amended, filed with the SEC. Our forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those expressed or implied by our forward-looking statements. These risks and uncertainties include, among others, those noted in “Risk Factors” above.

In addition, past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly update our forward-looking statements to reflect events or circumstances that arise after the filing of this prospectus supplement or the filing of the accompanying prospectus or documents incorporated by reference herein and therein that include forward-looking statements.

Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $52.8 million based on the assumed public offering price of $5.98 per share. If the underwriters exercise their over-allotment option in full, the net proceeds of the shares we sell will be approximately $60.9 million. “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of this offering. For purposes of estimating net proceeds, we are assuming that the public offering price will be $5.98 per share (the closing sales price of our common stock on April , 2007). A $1.00 increase (decrease) in the assumed public offering price of $5.98 per share would increase (decrease) the net proceeds to us from this offering by $8.9 million.

We intend to use the net proceeds from this offering for the continued clinical and preclinical development of picoplatin, including funding our ongoing clinical trials in SCLC, mCRC, and HRPC, for discovery research for new product candidates, and for general corporate purposes, including working capital.

The timing and amount of our actual expenditures will be based on many factors, including the timing and success of our clinical trials, whether we partner any of our internal programs and whether we choose to curtail some of our planned research activities. Although we currently have no plans to acquire any complementary businesses, we may use these proceeds for that purpose in the future. As a result, we will retain broad discretion in determining how we will allocate the net proceeds from this offering.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends on our common stock in the foreseeable future.

Capitalization

The following table shows:

•                  our capitalization on December 31, 2006; and

•                  our capitalization on December 31, 2006, assuming the completion of this offering at the assumed public offering price of $5.98 per share (the closing price of our common stock on April 11, 2007), less the underwriting discount and estimated offering expenses payable by us.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes incorporated herein by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006.

	December 31, 2006
	Actual	As Adjusted(1)
	(Unaudited) (In thousands)
Notes payable, net of current portion and discount of $1,753	$9,975	$9,975
Preferred stock, $0.02 par value, 2,998,425 shares authorized: Convertible preferred stock, Series 1, 205,340 shares issued and outstanding (entitled in liquidation to $5,175)	4	4
Common stock, $0.02 par value; 200,000,000 shares authorized: 22,808,233 shares issued and outstanding	456	646
Additional paid-in capital	326,025	378,676
Accumulated deficit, including comprehensive income of $0	(279,594)	(279,594)
Total stockholders’ equity	46,891	99,732
Total capitalization	$56,866	$109,707

(1)          A $1.00 increase (decrease) in the assumed purchase price of $5.98 per share would increase (decrease) each of additional paid in capital, total stockholders’ equity and total capitalization by $8.9 million.

The number of shares of common stock as reflected in the actual and as adjusted columns above is based on the actual number of shares outstanding as of December 31, 2006, and does not include, as of that date:

•                  39,015 shares of common stock issuable upon conversion of our Series 1 convertible exchangeable preferred stock;

•                  105,001 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $36.00 per share;

•                  557,643 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $11.58 per share;

•                  320,170 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $9.54 per share;

•                  4,782,143 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $4.62 per share;

•                  5,834 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $33.24 per share;

•                  1,667 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $3.66 per share;

•                  174,418 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $4.30 per share;

•                  1,659,613 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $10.50 per share; and

•                  293,197 shares of common stock available for future issuance under our Amended and Restated 2004 Incentive Compensation Plan.

Dilution

Our unaudited net tangible book value on December 31, 2006 was approximately $35.7 million, or $1.56 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale of 9,500,000 shares of common stock offered by us in this offering at an assumed public offering price of $5.98 per share (the closing price of our common stock on April 11, 2007) and after deduction of the underwriting discount and estimated offering expenses payable to us, our pro forma net tangible book value on December 31, 2006 would have been approximately $88.5 million, or $2.74 per share of common stock. The adjustments made to determine pro forma net tangible book value per share are the following:

•                  an increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds;” and

•                  the addition of the number of shares offered by this prospectus supplement to the number of shares outstanding.

The following table illustrates the pro forma increase in net tangible book value of $1.18 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed public offering price per share	$5.98
Net tangible book value per share as of December 31, 2006	$1.56
Increase in net tangible book value per share attributable to offering	$1.18
Pro forma net tangible book value per share as of December 31, 2006, after giving effect to the offering	$2.74
Dilution per share to new investors in the offering	$3.24

A $1.00 increase (decrease) in the assumed public offering price of $5.98 per share would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $8.9 million, the pro forma net tangible book value per share after giving effect to the offering by approximately $0.28 per share and the dilution per share to new investors in the offering by approximately $0.72 per share.

The above discussion and tables are based on 22,808,233 common shares outstanding at December 31, 2006, and does not include, as of that date:

•                  39,015 shares of common stock issuable upon conversion of our Series 1 convertible exchangeable preferred stock;

•                  105,001 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $36.00 per share;

•                  557,643 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $11.58 per share;

•                  320,170 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $9.54 per share;

•                  4,782,143 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $4.62 per share;

•                  5,834 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $33.24 per share;

•                  1,667 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $3.66 per share;

•                  174,418 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $4.30 per share;

•                  1,659,613 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $10.50 per share; and

•                  293,197 shares of common stock available for future issuance under our Amended and Restated 2004 Incentive Compensation Plan.

Underwriting

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Lazard Capital Markets LLC are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
CIBC World Markets Corp.
Lazard Capital Markets LLC
Pacific Growth Equities, LLC
Leerink Swann & Co., Inc.
Total	9,500,000

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about                       , 2007 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares directly to institutional buyers only in compliance with state blue sky laws at the public offering price that appears on the cover page of this prospectus supplement. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $      per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $      per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 1,425,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to public will be $                and the total proceeds to us will be $                      . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

	Per Share	Total Without Exercise of Over-Allotment Option	Total with Full Exercise of Over-Allotment Option
Poniard Pharmaceuticals, Inc.	$	$	$

We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $560,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our officers and directors, and certain large shareholders have agreed to a 90-day “lock-up” with respect to shares of common stock that we or they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp. and Lazard Capital Markets LLC.

The 90-day restricted period described in the preceding paragraph will be extended if:

•                  during the last 17-days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or

•                  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•                  Stabilizing transactions—The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•                  Over-allotments and syndicate covering transactions—The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•                  Penalty bids—If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•                  Passive market making—Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically.

Notice to Non-U.S. Investors

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver, or to take any steps thereto, directly or indirectly, any shares, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and us to be in violation of the Belgian securities laws.

Neither this prospectus nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors, or investisseurs qualifies, and/or to a restricted circle of investors, or cercle restreint d’investisseurs, in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorized to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations, or Règlement Général of the Autorité des marchés financiers, does not constitute a public offer, or appel public à l’épargne. Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, which we refer to each as a Relevant Member State, an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)          to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)         to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)          by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of CIBC World Markets Corp. and Lazard Capital Markets LLC for any such offer; or

(d)         in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)          it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and

(b)         it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)          a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)         a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)          an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981;

(d)         a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)          a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(f)            a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(g)          a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(h)         an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(i)            a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(j)             an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(k)         an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa, or CONSOB, pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy, or Italy, nor may any copy of this prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus or any other document relating to the shares offered hereby in Italy must be made:

(a)          by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993, which we refer to as the Banking Act;

(b)         in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)          in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

The shares offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.

Legal Matters

The validity of the common stock being offered by this prospectus supplement will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Certain legal matters in connection with the common stock offered in this prospectus supplement will be passed upon for the underwriters by Latham & Watkins LLP, Menlo Park, California.

Experts

The consolidated financial statements of Poniard Pharmaceuticals, Inc. and subsidiary as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 (File No. 333-140584) filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form S-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

Important Information Incorporated By Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement.

We incorporate by reference the documents listed below with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•                  our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 16, 2007, as supplemented and amended by our Form 10-K/A filed with the SEC on April 13, 2007.

•                  our Current Reports on Form 8-K filed with the SEC on March 19, 2007; and                             .

•                  the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on March 24, 1988 under Section 12(g) of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at Poniard Pharmaceuticals, Inc., 7000 Shoreline Court, Suite 270, South San Francisco, CA 94080, telephone number (650) 583-3774, Attention:  Chief Financial Officer.

In accordance with Section 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

9,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

                       , 2007

Joint Book-Running Managers

CIBC World Markets	Lazard Capital Markets

Pacific Growth Equities, LLC	Leerink Swann & Company

You should rely only on the information contained or incorporated by reference in this prospectus supplement. No dealer, salesperson or other person is authorized to give information that is not contained or incorporated by reference in this prospectus supplement. This prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement is correct only as of the date of this prospectus supplement, regardless of the time of the delivery of this prospectus supplement or any sale of these securities.